Exhibit 5.1

DLA Piper LLP (US) 2000 University Avenue East Palo Alto, California 94303-2214 www.dlapiper.com T 650.833.2000 F 650.833.2001

July 18, 2014

TubeMogul, Inc.

1250 53rd Street, Suite 1

Emeryville, CA 94608

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to TubeMogul, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of up to: (i) 4,433,280 shares of the Company’s Common Stock, $0.001 par value (the “2007 Shares”), underlying awards granted under the Company’s 2007 Equity Compensation Plan (the “2007 Plan”); (ii) 750,000 shares of the Company’s Common Stock, $0.001 par value (the “ESPP Shares”), which may be issued pursuant to awards granted under the Company’s 2014 Employee Stock Purchase Plan (the “ESPP”); and (iii) 7,475,000 shares of the Company’s Common Stock, $0.001 par value (the “2014 Shares” and, together with the 2007 Shares and the ESPP Shares, the “Shares”), which may be issued pursuant to awards granted under the Company’s 2014 Equity Incentive Plan (the “2014 Plan” and, together with the 2007 Plan and the ESPP, the “Plans”).

As the basis for our opinions, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Registration Statement; (b) the Plans and the related form documents; (c) the Amended and Restated Certificate of Incorporation of the Company, as amended to date; (d) the Amended and Restated Certificate of Incorporation of the Company, to be effective upon the closing of the Company’s initial public offering; (e) the Bylaws of the Company, as amended to date; (f) the Amended and Restated Bylaws of the Company, to be effective upon the closing of the Company’s initial public offering; (g) certain resolutions of the Board of Directors of the Company; (h) certain resolutions of the stockholders of the Company; and (i) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware General Corporation Law, and regulations as we have deemed necessary or advisable for the purposes of this opinion. We have not independently verified any factual matter relating to this opinion.

We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

On the basis of the foregoing, we are of the opinion that the Shares are duly authorized shares of the Company’s Common Stock, $0.001 par value, and, when issued against receipt of the consideration therefor and in accordance with the provisions of the respective Plans, will be validly issued, fully paid and nonassessable.

July 18, 2014

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name wherever it appears in the Registration Statement. In giving our consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)